STOCK PURCHASE AGREEMENT

                                      AMONG

                                   JOHAN HOLM,

                                   ARNE WEINZ,

                               NORHOLD INVEST AB

                                      AND

                         SYKES ENTERPRISES, INCORPORATED




                                  July 1, 1996

                                TABLE OF CONTENTS




   ARTICLE I DEFINITIONS                                                 1

   ARTICLE II PURCHASE AND SALE OF SHARES                                3

   ARTICLE III DELIVERY OF PURCHASE PRICE SHARES                         4

   Section 3.1.   Delivery of Purchase Price Shares.                     4

   ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS                  4

   Section 4.1.   Corporate Organization.                                4
   Section 4.2.   Capitalization of Datasvar.                            4
   Section 4.3.   Authority.                                             4
   Section 4.4.   Ownership of Shares; Title.                            5
   Section 4.5.   Sellers' Consents and Approvals; No Violations.        5
   Section 4.6.   Datasvar's Consents and Approvals; No Violations.      5
   Section 4.7.   Financial Statements.                                  6
   Section 4.8.   Undisclosed Liabilities.                               6
   Section 4.9.   Taxes.                                                 6
   Section 4.10.  Title to Properties.                                   6
   Section 4.11.  Absence of Changes.                                    7
   Section 4.12.  Patents, Trademarks, Trade Names.                      8
   Section 4.13.  Leases.                                                9
   Section 4.14.  Bank Accounts; Investments.                            9
   Section 4.15.  Material Contracts and Customers.                      9
   Section 4.16.  Related Transactions.                                  11
   Section 4.17.  Insurance.                                             11
   Section 4.18.  Labor Matters.                                         11
   Section 4.19.  Employee Benefit Plans.                                12
   Section 4.20.  Litigation.                                            12
   Section 4.21.  Compliance with Laws.                                  12
   Section 4.22.  Books and Records.                                     13
   Section 4.23.  Disclosures.                                           13
   Section 4.24.  Adequacy of Assets.                                    13
   Section 4.25.  Governmental Grants.                                   13
   Section 4.26.  Accounts Receivable.                                   13
   Section 4.27.  Brokers and Finders.                                   14
   Section 4.28.  Investment Intent; Information Disclosures.            14

   ARTICLE V REPRESENTATIONS AND WARRANTIES OF SEI                       15

   Section 5.1.  Corporate Organization.                                 15
   Section 5.2.   Capitalization of SEi.                                 15
   Section 5.3.   Authority.                                             15
   Section 5.4.   SEi Consents and Approvals; No Violations.             16
   Section 5.5.   Litigation.                                            16
   Section 5.6.   Brokers and Finders.                                   16
   Section 5.7.   SEi Information.                                       16
   Section 5.8.   No Material Adverse Change.                            16
   Section 5.9.   Undisclosed Liabilities.                               17
   Section 5.10.  Compliance with Laws.                                  17


   ARTICLE VI FURTHER COVENANTS AND AGREEMENTS                           17

   Section 6.1.   Covenants of Sellers Pending the Closing.              17
   Section 6.2.   Covenants of SEi Pending the Closing.                  18
   Section 6.3.   Filings.                                               19
   Section 6.4.   Effective Time of Closing and Transfer.                19
   Section 6.5.   Announcements.                                         19
   Section 6.6.   Costs and Expenses.                                    19
   Section 6.7.   Further Assurances.                                    19
   Section 6.8.   Certain Agreements.                                    20
   Section 6.9.   Non-Disclosure; Covenant Not to Compete.               20
   Section 6.10.  Pooling of  Interests                                  21
   Section 6.11.  Assumptions of Nutek Guarantee.                        22

   ARTICLE VII TERMINATION                                               22

   Section 7.1.   Termination.                                           22
   Section 7.2.   Procedure and Effect of Termination.                   22

   ARTICLE VIII CONDITIONS TO SEI'S OBLIGATIONS                          23

   Section 8.1.   Sellers' Closing Deliveries.                           23
   Section 8.2.   Representations and Warranties True.                   24
   Section 8.3.   Performance.                                           24
   Section 8.4.   Legal Opinion.                                         24
   Section 8.5.   Governmental Consents and Approvals.                   24
   Section 8.6.   No Injunction or Proceeding.                           24

   ARTICLE IX CONDITIONS TO SELLERS' OBLIGATIONS                         24

   Section 9.1.   Delivery of Purchase Price Shares.                     25
   Section 9.2.   SEi's Closing Deliveries.                              25
   Section 9.3.   Representations and Warranties True.                   25
   Section 9.4.   Performance.                                           25
   Section 9.5.   Legal Opinion.                                         26
   Section 9.6.   Governmental Consents and Approvals.                   26
   Section 9.7.   No Injunction or Proceeding.                           26

   ARTICLE X INDEMNIFICATION                                             26

   Section 10.1.  Indemnification by Sellers.                            26
   Section 10.2.  Indemnification by SEi .                               26
   Section 10.3.  Survival of Representations.                           27
   Section 10.4.  Indemnification Claims Procedures.                     27
   Section 10.5.  Right of Set-Off.                                      28
   Section 10.6.  Limitations on Liability.                              28


   ARTICLE XI MISCELLANEOUS                                              29

   Section 11.1.  Dispute Resolution; Jurisdiction.                      29
   Section 11.2.  Entire Understanding, Waiver, Etc.                     29
   Section 11.3.  Severability.                                          29
   Section 11.4.  Captions.                                              29
   Section 11.5.  Notices.                                               29
   Section 11.6.  Successors and Assigns.                                30
   Section 11.7.  Parties in Interest.                                   30
   Section 11.8.  Counterparts.                                          31
   Section 11.9.  Construction of Terms.                                 31
   Section 11.10. Governing Law.                                         31





   EXHIBITS

   Exhibit A Share Holdings of Sellers
   Exhibit B Form of Registration Rights and Stockholders Agreement Exhibit C Form of Employment Agreement
   Exhibit  D     Form of Employment Agreement
   Exhibit E Form of Non-Competition Agreement
   Exhibit F Form of Opinion of Counsel for Sellers
   Exhibit G Form of Opinion of Counsel for SEi




                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT is made and entered into as of July 1, 1996, by and among JOHAN HOLM and ARNE WEINZ, each an individual residing in Sweden (collectively, the "Individual Sellers"), NORHOLD INVEST AB, a corporation organized and existing under the laws of Sweden (the "Institutional Seller" and collectively with the Individual Sellers, the "Sellers"), and SYKES ENTERPRISES, INCORPORATED, a corporation organized and existing under the laws of Florida ("SEi").


                                    RECITALS


        WHEREAS, Sellers own all of the issued and outstanding shares of capital stock (the "Shares") of DATASVAR SUPPORT AB, a corporation organized and existing under the laws of Sweden, Registration No. 556437-7439 ("Datasvar"); and

        WHEREAS, Sellers desire to sell the Shares to SEi, and SEi desires to purchase the Shares from Sellers, on the terms and subject to the conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable considerations, the receipt and sufficiency of which are hereby expressly acknowledged by Sellers and SEi, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS


        The terms defined in this Article shall have the following respective meanings for all purposes of this Agreement:

             Section 1.1. "Business" means the business conducted as of the date of this Agreement or as of the Closing Date, as the context permits or implies, by Datasvar and/or Subsidiary including, without limitation, as a third party provider of computer support services.

             Section 1.2. "Business Day" means any day on which banks are open for business in New York, New York.

             Section 1.3. "Closing" means the consummation and effectuation of the transactions contemplated herein pursuant to the terms and conditions of this Agreement, which shall be held on the 16th day of July 1996, at 10:00 AM in the offices of Advokatfirman Foyen & Co HB in Stockholm, Sweden or on such other date or at such other time or place as is mutually agreed by the parties hereto.

             Section 1.4. "Closing Date" means the date on which the Closing actually occurs.

             Section 1.5. "Conversion Rate" means the most current New York foreign exchange selling rate for the sale of Swedish krona for United States dollars (applicable to trading among banks in amounts of $1 million or more) reported under the heading "U.S. $ equiv." in the Exchange Rates table in the edition of the Wall Street Journal published in the United States and dated as of the Business Day next preceding the date hereof.

             Section 1.6.   "Customers" shall have the meaning set forth in
   Section 4.15.

             Section 1.7. "Disclosure Schedule" means the disclosure schedule document executed by Sellers, and SEi as of the date hereof and previously delivered to such parties, without any amendment thereto subsequent to the date hereof.

             Section 1.8. "Employee Benefit Plan" means any pension, retirement, profit sharing, savings, thrift, stock bonus, stock option, stock purchase, restricted stock purchase, stock ownership, stock appreciation right, phantom stock, deferred compensation, supplemental retirement, deferred bonus, severance, change of control, parachute, health, medical, dental, vision, prescription drugs, fitness, dependent care, educational assistance, group legal services, life insurance, accidental death, accidental dismemberment, sick pay, short-term or long-term disability, supplemental unemployment income, training, apprenticeship, scholarship, tuition reimbursement, employee assistance, employee discount, subsidized cafeteria, fringe benefit, vacation, holiday, employer-sponsored recreational facility, or other employee pension benefit or welfare benefit plan, policy, contract, or arrangement, or other similar fringe or employee benefit plan, program, policy, contract, or arrangement, written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic.

             Section 1.9. "Financial Statements" has the meaning set forth in Section 4.7.

             Section 1.10. "Form 10-Q Balance Sheet" means the unaudited balance sheet dated March 31, 1996 (and any related notes thereto), found in Form 10-Q filed with the Securities and Exchange Commission for the quarterly period ended March 31, 1996, a copy of which is included as part of the SEi Filings.

             Section 1.11. "Grants" means the governmental grants, subsidies and/or loans provided to or for the benefit of Datasvar and described in
   Section 4.25 of  the Disclosure Schedule.

             Section 1.12. "Interim Balance Sheet" means the unaudited balance sheet dated May 31, 1996 (and any related notes thereto), a copy of which is included as part of the Financial Statements.

             Section 1.13. "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the financial condition, results of operations or business prospects of such Person.

             Section 1.14. "Person" means an individual, partnership, corporation, trust, unincorporated organization, association or joint venture or a government, agency, political subdivision or instrumentality thereof.

             Section 1.15. "Purchase Price Shares" means a number of shares of SEi Stock equal to the result obtained by dividing (a) the product of 49,171,000 multiplied by the Conversion Rate by (b) the SEi Closing Price, rounded downward to the nearest whole share.

             Section 1.16. "Related Agreements" means the agreements described in Section 6.8.

             Section 1.17. "SEi Closing Price" means the average closing price of SEi Stock on the ten Business Days preceding the date hereof , as reported on NASDAQ.

             Section 1.18. "SEi Filings" means SEi's Registration Statement on Form S-1 as amended, filed with the Securities and Exchange Commission on April 24, 1996, and SEi's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996.

             Section 1.19. "SEi Stock" means SEi's common stock, $.01 par value.

             Section 1.20. "SGAAP" means generally accepted accounting principles as in effect in Sweden on December 31, 1995.

             Section 1.21. "Subsidiary" means Twinpoint AB, a corporation organized under the laws of Sweden and a wholly-owned subsidiary of Datasvar.

             Section 1.22. "Taxes" means all taxes, assessments, and charges imposed by any federal, state, local, or foreign taxing authority, including social security, insurance and other state-sponsored pension funds and all interest, penalties and additions thereto.

             Section 1.23. "US GAAP" means generally accepted accounting principles as in effect in the United States on March 31, 1996.

                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES


        Upon the terms and subject to the conditions hereof, at the Closing, each of the Sellers shall sell, assign, transfer and convey to SEi and SEi shall purchase and accept from each of the Sellers, all of Sellers' right, title and interest in and to the Shares in consideration for the delivery of the Purchase Price Shares as provided in Article III below.


                                   ARTICLE III

                        DELIVERY OF PURCHASE PRICE SHARES


             Section 3.1. Delivery of Purchase Price Shares. On the Closing Date, SEi shall deliver to each of the Sellers a certificate issued in such Seller's name and evidencing a number of shares of SEi Stock equal to the Purchase Price Shares multiplied by such Seller's percentage ownership interest in Datasvar as set forth opposite the name of such Seller on Exhibit A attached hereto, rounded down to the nearest whole share.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

        Sellers hereby represent and warrant to SEi as follows, the representations and warranties in Sections 4.3 through 4.5 being made severally by the Sellers and all other representations and warranties in this Article IV being made jointly and severally by the Sellers:

             Section 4.1. Corporate Organization. Each of Datasvar and Subsidiary is a corporation duly organized and validly existing under the laws of Sweden and has the full corporate right, power and authority to own, lease and operate all of its properties and assets and to carry out its business as it is presently conducted. Datasvar is duly licensed or qualified to do business in each jurisdiction in which the ownership of property or the conduct of its business requires such qualification or license. Subsidiary is a wholly owned subsidiary of Datasvar and, except as set forth in Section 4.1 of the Disclosure Schedule, conducts no business and has no employees, assets or liabilities (accrued, contingent or otherwise). Except for Subsidiary, and except as set forth in Section
   4.1 of the Disclosure Schedule, there are no corporations, joint ventures, partnerships or other entities or arrangements in which Datasvar, directly or indirectly, owns any capital stock or any equity interest.

             Section 4.2. Capitalization of Datasvar. The share capital of Datasvar is SEK 1 200 000, consisting of 12 000 issued and outstanding shares of voting capital stock with a nominal value of SEK 100. There is only a single class of authorized shares. All issued and outstanding shares of capital stock of Datasvar have been duly authorized and validly issued, are fully paid and nonassessable, were issued without violation of any preemptive rights and can be transferred to SEi as provided herein free of any preemptive rights. Except for this Agreement and as set forth in Section 4.2 of the Disclosure Schedule, there are no options, warrants or other rights, nor any agreements, commitments or arrangements of any kind, relating to the subscription for or the issuance, voting, acquisition, sale, repurchase, transfer or disposition of (i) any capital stock of Datasvar or securities convertible into or exchangeable for capital stock of Datasvar, or (ii) any options, warrants or subscription rights relating to any such capital stock or securities of Datasvar.

             Section 4.3. Authority. Sellers have all requisite right, power and authority to execute, deliver and perform this Agreement and the Related Agreements to which Sellers are parties. Institutional Seller is a corporation duly organized, validly existing and in good standing under the laws of Sweden and has full corporate right, power and authority to own, lease and operate all of its properties and assets and to carry out its business as it is presently conducted. The execution, delivery and performance by the Institutional Seller of this Agreement and the Related Agreements to which it is a party have been duly and validly authorized and approved by all necessary action (corporate or otherwise). All authorizations, approvals and consents of, or any notices to, any person, and all filings and registrations with, and consents, approvals and authorizations of, or any notices to, any domestic or foreign governmental agency or body, necessary for the execution and delivery by the Sellers of this Agreement, and/or the sale of the Shares by the Sellers hereunder have been duly obtained, effected or given and are in full force and effect. This Agreement and the Related Agreements to which Sellers are parties have been duly and validly executed and delivered by Sellers and constitute the legal, valid and binding obligations of Sellers, enforceable against each of the Individual Sellers and the Institutional Seller in accordance with their respective terms.

             Section 4.4. Ownership of Shares; Title. Each of the Sellers owns of record and beneficially the number and type of shares set forth beside such Seller's name in Exhibit A attached hereto . Each of the Sellers has and will have, on the Closing Date, good, marketable and valid title to the Shares to be sold by Seller hereunder, free and clear of all liens, pledges, encumbrances, claims, security interests, charges, voting trusts, voting agreements, other agreements, rights, options, warrants or other restrictions of any kind, nature or description. The delivery of the certificates for the Shares by the Sellers to SEi, duly endorsed for transfer, will convey to SEi good title to the Shares free and clear of all claims, liens, encumbrances, security interests, charges or restrictions on transfer of any nature whatsoever, except as created by SEi. No Seller is involved in any proceedings by or against such Seller under any bankruptcy laws or under any other insolvency or debtor's relief act.

             Section 4.5. Sellers' Consents and Approvals; No Violations. Except as set forth on Section 4.5 of the Disclosure Schedule, the execution, delivery and performance by each of the Sellers of this Agreement and the Related Agreements to which he, she or it is a party will not (with or without the giving of notice or the passage of time, or both) (i) violate any applicable provision of law or any rule or regulation of any federal, state or local administrative agency or governmental authorityapplicable to Sellers, or any order, writ, injunction, judgment or decree of any court, administrative agency or governmental authority applicable to Sellers, (ii) violate the Articles of Incorporation of Institutional Seller, (iii) require any consent under or constitute a default under any material agreement, indenture, mortgage, deed of trust, lease, license, or other instrument to which Sellers are party or by which any of them is bound, or any material license, permit or certificate held by any of them, (iv) require any material consent or approval by, notice to or registration with any governmental authority which is applicable to Seller or (v) result in the creation of any lien, claim, encumbrance or charge upon any of the Shares.

             Section 4.6. Datasvar's Consents and Approvals; No Violations. Except as set forth on Section 4.6 of the Disclosure Schedule, the execution, delivery and performance by each of the Sellers of this Agreement and the Related Agreements to which he, she or it is a party will not (with or without the giving of notice or the passage of time, or both) (i) violate any applicable provision of law or any rule or regulation of any federal, state or local administrative agency or governmental authority applicable to Datasvar or Subsidiary, or any order, writ, injunction, judgment or decree of any court, administrative agency or governmental authority applicable to Datasvar or Subsidiary, (ii) violate the Articles of Incorporation of Datasvar or Subsidiary, (iii) require any consent under or constitute a default under any material agreement, indenture, mortgage, deed of trust, lease, license, or other instrument to which Datasvar or Subsidiary is a party or by which any of them is bound, or any material license, permit or certificate held by any of them or (iv) result in the creation of any lien, claim, encumbrance or charge upon any property or assets of Datasvar or Subsidiary.

             Section 4.7. Financial Statements. Section 4.7 of the Disclosure Schedule contains (i) the audited balance sheet and the related audited income statement (including any related notes thereto) of Datasvar and Subsidiary as of and for the fiscal year ended December 31, 1995, and
   (ii) the Interim Balance Sheet and the related unaudited income statement for the five month period ending May 31, 1996 (including any related notes thereto) (collectively, the "Financial Statements"). Except as set forth on Section 4.7 of the Disclosure Schedule, the Financial Statements (i) are true, correct and complete in all material respects; (ii) are in accordance with the books and records of Datasvar; (iii) have been prepared in accordance with SGAAP applied on a consistent basis throughout the periods involved; and (iv) fairly present, in the case of the audited balance sheet and the Interim Balance Sheet, the consolidated financial position of Datasvar and Subsidiary as of the respective dates thereof and, in the case of the related audited and unaudited interim income statements,the consolidated results of operations and earnings, respectively, of Datasvar and Subsidiary for the respective periods indicated.

             Section 4.8.   Undisclosed Liabilities.  Except as set forth on
   Section 4.8 of the Disclosure Schedule, Datasvar and Subsidiary have no liabilities (absolute, accrued, contingent or otherwise) required by SGAAP to be reflected or reserved against in the consolidated statement of assets and liabilities of Datasvar and Subsidiary except (i) liabilities reflected or reserved against in the Interim Balance Sheet, and (ii) liabilities incurred since May 31, 1996 in the ordinary course of business, and which, in the aggregate, do not have a Material Adverse Effect.

             Section 4.9. Taxes. Except as set forth in Section 4.9 of the Disclosure Schedule, each of Datasvar and Subsidiary has timely filed all material returns, declarations, reports, information returns and statements required to be filed by it (the"Returns") in respect of any Taxes and has paid all Taxes currently due and payable by any of them. Except as set forth in Section 4.9 of the Disclosure Schedule, the Returns accurately and completely reflect the facts regarding the income, properties, operations and status of any entity required to be shown thereon, no notice of any material proposed deficiency, assessment or levy in respect of Taxes has been received by Datasvar or Subsidiary, neither Datasvar nor Subsidiary is currently the subject of an audit or in receipt of a notice that it is being or will be audited by a relevant taxing authority or has agreed to any extension of time of any applicable statute of limitations period, and each of Datasvar and Subsidiary has duly withheld from each payment from which such withholding is required by law, the amount of all Taxes required to be withheld therefrom and has paid the same (to the extent due) together with the employer's share of the same, if any, to the proper tax receiving officers. Neither Datasvar nor Subsidiary has ever conducted business in the United States, has ever had any assets, employees or shareholders located or resident in the United States, or has ever made any election with the United States Internal Revenue Service regarding Taxes in the United States.

             Section 4.10. Title to Properties. Except for the leasehold interests listed in Section 4.13 of the Disclosure Schedule, Datasvar and Subsidiary do not own any interest in real property. Except for and as set forth in Section 4.10 of the Disclosure Schedule, each of Datasvar and Subsidiary has good and marketable title to all the personal property and assets (tangible and intangible) reflected as owned by it on the Interim Balance Sheet or acquired since May 31, 1996 (except for properties and assets disposed of since such date in the ordinary course of business and consistent with past practice), free and clear of all liens, charges, security interests or other encumbrances of any nature whatsoever. All such assets are now in the possession of Datasvar and Subsidiary, and no other person has a right to possession or claims possession of all or any part of such assets.

             Section 4.11.  Absence of Changes.  Except as set forth in
   Section 4.11 of the Disclosure Schedule, since December 31, 1995 there has not been:

                       (i) any change or changes in the business, financial condition, properties, results of operations or assets or liabilities of Datasvar and Subsidiary, or any development or event involving a prospective change, other than changes in the ordinary course of the Business and other changes which singularly or in the aggregate, have not had and will not have a Material Adverse Effect;

                       (ii) any damage or destruction, loss or other casualty, however arising and whether or not covered by insurance, which, singularly or in the aggregate, have had or will have a Material Adverse Effect;

                       (iii) any labor dispute or any other event or condition of any character which, singularly or in the aggregate, have had or will have a Material Adverse Effect;

                       (iv) any indebtedness incurred by Datasvar or Subsidiary for borrowed money (except by endorsement for collection or for deposit of negotiable instruments received in the ordinary course of the Business), or any agreement to incur any such indebtedness;

                       (v) any change in the accounting methods or material change in the practices of Datasvar or Subsidiary or any change in depreciation or amortization policies or rates theretofore adopted;

                       (vi) any amendment or termination of any material contract, agreement, lease, franchise or license to which Datasvar is or was a party;

                       (vii) any amendment of the Bylaws of Datasvar or Subsidiary;

                       (viii) any mortgage, pledge or other encumbering of any material property or assets of Datasvar;

                       (ix) any material liability or obligation incurred by Datasvar, except current liabilities incurred in the ordinary course of the Business, or any cancellation or compromise by Datasvar of any material debt or claim, or any waiver or release by Datasvar of any right of substantial value to the Business;

                       (x) any sale, transfer, lease, abandonment or other disposal of any machinery, equipment or real property with a fair market value in excess of US$25,000 or, except in the ordinary course of the Business, any sale, transfer, lease, abandonment or other disposal of any material portion of any other properties or assets of Datasvar (real, personal or mixed, tangible or intangible).

                       (xi) any transfer, disposal or grant of any rights under any patent, trademark, trade name, copyright, copyright registration, service mark, invention or license owned by Datasvar, or any disposal of or disclosure to any Person other than representatives of SEi of any material trade secret, formula, process or know-how owned by Datasvar not theretofore a matter of public knowledge; except, in each case, in the ordinary course of the Business;

                       (xii) any agreement by Datasvar to an increase in the compensation of its officers, employees or directors; or any agreement by Datasvar entered into with any officer, employee or director; except, in each case, in the ordinary course of the Business and consistent with past practice;

                       (xiii) any single capital expenditure made, or any commitment to make any capital expenditure, in excess of US$25,000 for any tangible or intangible capital assets, additions or improvements, except in the ordinary course of the Business;

                       (xiv) any declaration, payment or reservation for payment of any dividend or other distribution in respect of the capital stock or other securities of Datasvar or Subsidiary, or any redemption, purchase or other acquisition, directly or indirectly, of any shares of capital stock or other securities of Datasvar or Subsidiary;

                       (xv) except in the ordinary course of the Business and consistent with past practice, any grant or extension of any power-of-attorney or guaranty in respect of the obligation of any Person; or

                       (xvi) any entry by Datasvar or Subsidiary into any binding agreement, whether in writing or otherwise, to take any action described in this Section 4.11.

             Section 4.12. Patents, Trademarks, Trade Names. Section 4.12 of the Disclosure Schedule lists and indicates the ownership of all material patents and patent applications owned by Datasvar and Subsidiary and all material copyrights, copyright registration, trademarks, trade names, and service marks for which registrations have been obtained or applications therefor filed for Datasvar or Subsidiary (collectively, the "Intangible Property"). Except as set forth in Section 4.12 of the Disclosure Schedule, (i) no Person other than Datasvar or Subsidiary has the right to use any of the Intangible Property, and Datasvar and Subsidiary have all right, title and interest to all Intangible Property, without any conflict known to Sellers with the rights of others, and (ii) documentation for the continuance of registration and applications for registration has been timely filed with the appropriate authorities for the patents, trademarks, trade names, and service marks included in the Intangible Property. Except as set forth in Section 4.12 of the Disclosure Schedule, Sellers, Datasvar and Subsidiary have not received any written notice that (a) any operation of Datasvar or Subsidiary infringes on the asserted rights of others or requires payment for the use of or infringes or otherwise interferes with any patent, trade name, trademark, or service mark of another, or any such right which might be so infringed has been applied for by another, or (b) any of the Intangible Property has been legally declared invalid or is the subject of a pending or threatened action for opposition or cancellation or a declaration of invalidity, or is infringed by the activities of another. Datasvar owns or has obtained, from a Person not an affiliate of Datasvar or Subsidiary, the right to use all of the intellectual property which it is presently using in the Business.

             Section 4.13. Leases. Section 4.13 of the Disclosure Schedule contains an accurate and complete list of all leases pursuant to which Datasvar leases real or personal property. Except as set forth in Section
   4.13 of the Disclosure Schedule, all such leases are in full force and effect and are valid, binding and enforceable in accordance with their terms; there are no existing defaults or events which, with the giving of notice or the lapse of time or both, would constitute a default thereunder by Datasvar or, to the best knowledge of the Sellers, any other parties thereto.

             Section 4.14.  Bank Accounts; Investments.

                  (a) Section 4.14 (a) of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Datasvar or Subsidiary maintains safe deposit boxes or accounts of any nature and the names (and limits, if any.) of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

                  (b) Section 4.14 (b) of the Disclosure Schedule sets forth a description of all funds, securities and other instruments in which Datasvar excess cash was invested as of May 31, 1996 (including interest rates, etc.). (the "Investments"). All such Investments are investment grade and can be liquidated within one business day without being discounted.

             Section 4.15.  Material Contracts and Customers.

                  (a) Section 4.15 of the Disclosure Schedule contains a true and correct list of all material contracts, agreements or other understandings or arrangements, written or oral, or commitments therefor, relating to Datasvar, Subsidiary, the Business or the assets or liabilities of either of them (collectively, the "Contracts"). Except as set forth in Section 4.15 of the Disclosure Schedule, neither Datasvar nor Subsidiary is party to, or otherwise bound by, any material written or oral, formal or informal:

                  (i) purchase orders and other contracts for the sale of goods or services in excess of US$25,000;

                  (ii) contracts, agreements or commitments for the purchase of materials or services which are not required by Datasvar or Subsidiary in the current operation of the Business in the ordinary course, or any agreements or commitments for the sale of goods or services which are inadequate to recover current costs of Datasvar or Subsidiary;

                  (iii) contracts involving the expenditure of more than US$25,000 in any instance for the purchase of material, supplies, equipment or services;

                  (iv) contracts involving the expenditure of more than US$25,000 which are not cancelable within thirty (30) days;

                  (v) contracts relating to the leasing (as lessor or lessee) or the conditional purchase or sale by Datasvar or Subsidiary of any property, whether real, personal or mixed;

                  (vi) contracts to which Datasvar or Subsidiary is a party or by which any of its assets are bound that require consent by any other Person in connection with the transaction contemplated hereby, either to prevent a breach or continue the effectiveness thereof;

                  (vii) contracts or arrangements with any governmental body, agency or authority;

                  (viii) indentures, mortgages, promissory notes, loan agreements, capital leases, security agreements or other agreements or commitments for the borrowing of money, or the deferred purchase price of assets, or which create a lien or encumbrance on any assets of Datasvar or Subsidiary;

                  (ix) guarantees of the obligations of third parties or agreements to indemnify third parties (other than indemnification provisions provided in the ordinary course to or for the benefit of Datasvar s customers);

                  (x) agreements which restrict Datasvar or Subsidiary from doing business in any geographic location;

                  (xi) policies of insurance in force and effect with respect to Datasvar, Subsidiary, the Business or their assets;

                  (xii) contracts or agreements with any of the Sellers or their affiliates;

                  (xiii) license agreements (as licensee or licensor) with third parties;

                  (xiv)     employment or consulting agreements;

                  (xv) distributor, dealer, sales, advertising, agency, manufacturer's representative, franchise or similar contracts or any contract relating to the payment of a commission;

                  (xvi) collective bargaining or other agreements with labor unions; or

                  (xvii) other Contracts outside the ordinary course of the Business not otherwise described in this Subsection.

             (b) True and complete copies of each of the Contracts have been made available to SEi by Sellers. Except as set forth on Section 4.15 of the Disclosure Schedule, each of the Contracts is in full force and effect and there exists no default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder by Datasvar or Subsidiary, or to the best knowledge of the Sellers, by any other party thereto. Except as set forth in Section 4.15 of the Disclosure Schedule, no written notice of termination or nonrenewal has been given under any Contract. The dollar amounts set forth in this Section 4.15 with respect to the Contracts shall not be deemed to represent any standard of "materiality" with respect to the Contracts or otherwise for any other purpose and shall have no application to any other Section of this Agreement.

             (c) Section 4.15 of the Disclosure Schedule identifies the name and location of the five (5) largest customers (the "Customers") and the five (5) largest suppliers, in each case measured by volume of Swedish krona generated or paid, of the Business as of May 31, 1996. The relationship of Datasvar with the Customers is good, and Sellers are not aware of any intention of any such Customers or suppliers to terminate or modify any of such relationships. Datasvar is not generally required to provide bonding or any other security arrangements in connection with any transactions with its customers or suppliers.

             Section 4.16.  Related Transactions.

                  (a) Except as set forth in Section 4.16 of the Disclosure Schedule, neither Datasvar nor Subsidiary has any contractual relationship with, or any obligation or liability owed to, Sellers. All such contractual relationships are on terms that are no less favourable to Datasvar or Subsidiary than would be the case with a non affilated party.

                  (b) Except as set forth in Section 4.16 of the Disclosure Schedule, neither the Sellers nor any director or officer of Datasvar or Subsidiary has any material interests, direct or indirect, in any Person which (i) is a material competitor, customer, subcontractor of supplier of Datasvar or Subsidiary, or (ii) has an existing material relationship with, or a material interest in, Datasvar or Subsidiary, including but not limited to lessors of real or personal property and Persons against which rights or options are exercisable by Datasvar or Subsidiary.

             Section 4.17. Insurance. Section 4.17 of the Disclosure Schedule contains an accurate and complete list of all policies of insurance presently maintained with respect to Datasvar and Subsidiary, including, without limitation, "key man" insurance with respect to any employee. Such list includes a description of coverage, the amount of coverage and the name of the insurer or an indication that Datasvar or Subsidiary has self-insured any particular aspect of the Business. All such policies are in full force and effect and no notice of cancellation or termination has been received with respect to any such policy and there is, and has been, no material default by Datasvar or Subsidiary with respect to its obligations under any such policy. Except as set forth in
   Section 4.17 of the Disclosure Schedule, Sellers, Datasvar and Subsidiary have not received during the past two (2) years any written notice or other written communication from any insurance company declining to write insurance with respect to the Business, or canceling or materially amending any of Datasvar's or Subsidiary's insurance policies or proposing to do so.

             Section 4.18.  Labor Matters.

                  (a) Except to the extent set forth in Section 4.18(a) of the Disclosure Schedule and except where it would not have a Material Adverse Effect, (a) there is no unfair labor practice charge or complaint against Datasvar or Subsidiary pending before or any labor grievance board, authority or tribunal, nor, to the best knowledge of Sellers and management of Datasvar and Subsidiary, has any such charge or complaint been threatened against Datasvar or Subsidiary; (b) there is no labor strike, dispute, slowdown, or stoppage pending against or affecting Datasvar or Subsidiary; and (c) there are no other controversies pending between Datasvar or Subsidiary and any of its employees, including, without limitation, claims arising under any labor laws, which controversies have had or may have a Material Adverse Effect.

                  (b) Section 4.18(b) of the Disclosure Schedule sets forth the names of all employees, consultants, officers and directors of Datasvar and Subsidiary, including length of employment, date of birth, compensation level and other terms of employment (including identification of any collective bargaining agreement governing such terms). Sellers have delivered to SEi copies of its model agreement as well as copies of all employment agreements to which Datasvar or Subsidiary is a party with any of its employees, the terms of which vary from those of the Model Agreement.

             Section 4.19.  Employee Benefit Plans.

                  (a) Set forth in Section 4.19 of the Disclosure Schedule is an accurate and complete list of each material Employee Benefit Plan maintained or contributed to by Datasvar or Subsidiary.

                  (b) Except as set forth in Section 4.19 of the Disclosure Schedule, to the extent material, all amounts that Datasvar and Subsidiary are required to have contributed to any Employee Benefit Plan have been contributed within the time prescribed by applicable law and all benefits, expenses, and other amounts due and payable and all transfers or payments required to be made with respect to any Employee Benefit Plan have been paid within the time prescribed by the applicable documents and governing law.

                  (c) Except as set forth in Section 4.19 of the Disclosure Schedule, there are no material claims (other than routine claims for benefits) or lawsuits pending with respect to any Employee Benefit Plan.

                  (d) Except as set forth in Section 4.19 of the Disclosure Schedule, Sellers have previously delivered or made available to SEi true and complete copies of the plan documents for each Employee Benefit Plan identified in Section 4.19 of the Disclosure Schedule.

             Section 4.20. Litigation. Except as set forth in Section 4.20 of the Disclosure Schedule, there are no material claims, actions, suits, or proceedings pending or, to the best knowledge of Sellers, threatened, against Datasvar or Subsidiary relating to this Agreement or the transactions contemplated hereby or to the business or property of Datasvar or Subsidiary, at law or in equity or before or by any federal, state, local, or foreign court or other governmental department, commission, board, agency, instrumentality or authority, nor any arbitration proceeding, in each case including, without limitation, any claims relating to environmental matters. Neither Datasvar nor Subsidiary is subject to any adverse judgment, order, writ, injunction or decree of any court or governmental body.

             Section 4.21.  Compliance with Laws.  Except as set forth in
   Section 4.21 of the Disclosure Schedule, ,Datasvar and Subsidiary have conducted the Business so as to comply with, and are not in violation of, nor have they received any written notice claiming they are in violation of any order, law, ordinance, statute, rule or regulation applicable to it, or to the Business or any of the property or assets of Datasvar and Subsidiary, including, without limitations, any environmental or worker safety and protection laws and regulations, except to the extent that such non-compliance would not have a Material Adverse Effect. Datasvar and Subsidiary have all material licenses, permits, certificates of occupancy and authorizations necessary to conduct the Business.

             Section 4.22. Books and Records. The books, accounts and records of Datasvar and Subsidiary (i) are located at Datasvar s headquarter at Vasagatan 36, Stockholm Sweden, (ii) are correct and complete in all material respects, (iii) have been maintained in accordance with good business practice and (iv) constitute all the books, accounts and records necessary to carry on the Business in the manner in which it is currently being conducted and has over the preceding twelve
   (12) months been carried on. Copies of the Articles of Incorporation and all amendments thereto and of the minutes of all shareholder and director meetings of Datasvar and Subsidiary hereto delivered by Sellers to SEi, are complete and correct.

             Section 4.23. Disclosures. None of the representations or warranties by Sellers herein and no statement contained in any certificate, Schedule or other writing furnished by Sellers to SEi in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

             Section 4.24.  Adequacy of Assets. Except as set forth in
   Section 4.24 of the Disclosure Schedule, the assets of Datasvar and the facilities, assets and services to which Datasvar has a contractual right of use include all rights, properties, assets, facilities and services necessary for the carrying on of the Business in a manner in which it is currently being and has over the immediately preceding twelve (12) months been carried on, and Datasvar does not depend in any material respect upon the use of assets owned by, or facilities or services provided by, Sellers or any affiliate of Sellers.

             Section 4.25. Governmental Grants. Section 4.25 of the Disclosure Schedule sets forth a true, correct and complete description of all Grants received by Datasvar during the past five years, including, with respect to the employment development and relocation Grans, (i) all amounts paid to Datasvar to date, (ii) all amounts to be received by Datasvar during the next five years, and (iii) all conditions to the receipt of payments by Datasvar with respect to such Grants. The consummation of the transactions contemplated hereby will not affect Datasvar's right to retain the Grants on a going forward basis. Except as set forth in Section 4.25 of the Disclosure Schedule, Sellers are not aware of any facts or circumstances that could, directly or indirectly,
   (i) cause or contribute to the failure of Datasvar to remain eligible to receive the Grants, (ii) cause or contribute to the revocation of any of the Grants, (iii) cause or contribute to an obligation by Datasvar to repay any Grants or (iv) otherwise cause or contribute to the failure of Datasvar to receive the full amounts of the Grants.

             Section 4.26. Accounts Receivable. Section 4.26 of the Disclosure Schedule sets forth a true and correct in all material respects list and aging of all unpaid accounts receivable owing to Datasvar as of May 31, 1996. The accounts receivable of Datasvar, including, without limitation, those reflected in Section 4.26 of the Disclosure Schedule, constitute or will constitute as of the respective dates thereof, legal, valid, binding and enforceable claims arising from bona fide transactions in the ordinary course of the Business and, except to the extent reserved against on the Interim Balance Sheet, are or will be as of the respective dates thereof collectible in the ordinary course of the Business and are not subject to any known counterclaims or set-offs. The reserves for doubtful accounts and allowances with respect to the accounts receivables generated after May 31, 1996 and prior to the Closing will be established on the basis of evaluation of specific accounts and age classifications in accordance with SGAAP.

             Section 4.27. Brokers and Finders. No agent, broker, investment banker, person or firm acting on behalf of Datasvar, Subsidiary, the Sellers or any firm or entity affiliated with any of them is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the transactions contemplated hereby.

             Section 4.28.  Investment Intent; Information Disclosures.

                  (a) Each of the Sellers acknowledge that the SEi Stock to be received by such Seller will be acquired for such Seller's own account and without any view to the distribution of any part thereof without registration under applicable federal and state securities laws. Each Seller represents that such Seller does not have any agreements or arrangements to sell, transfer or grant participations with respect to the Purchase Price Shares.

                  (b) Each Seller understands that the SEi Stock constituting the Purchase Price Shares are not registered under the United States federal or state securities laws on the ground that the transactions contemplated hereby are exempt from registration under the Securities Act of 1933 (the "1933 Act") pursuant to Section 4(2) thereof, and that SEi's and SEi's reliance on such exemption is predicated on each Seller's representations set forth herein.

                  (c) Each Seller represents that such Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Purchase Price Shares, and has the ability to bear the economic risks of such investment. Each Seller further represents that such Seller has had
   (i) access, prior to the Closing Date, to the SEi Filings (ii) the opportunity to ask questions of, and receive answers from, SEi concerning SEi and the Purchase Price Shares and (iii) the opportunity to obtain additional information (to the extent SEi possessed such information or could acquire it without unreasonable expense) necessary to verify the accuracy of any information received or to which such Seller had access.

                  (d) Each Seller understands and agrees that the Purchase Price Shares may not be sold, transferred or otherwise disposed of without registration under the 1933 Act and applicable state laws, unless exemptions from registration requirements are available, and that in the absence of an effective registration statement covering the Purchase Price Shares or an available exemption from applicable registration requirements, the Purchase Price Shares must be held indefinitely. In particular, the Purchase Price Shares may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless all of the conditions of such rule are met.

                  (e) Each Seller agrees that such Seller will not offer, sell, mortgage, pledge or otherwise dispose of any of the Purchase Price Shares (other than pursuant to an effective registration statement under the 1933 Act) unless and until such Seller delivers an opinion of counsel satisfactory to SEi that registration under applicable federal or state securities laws is not required.

                  (f) Each Seller agrees that all certificates for Purchase Price Shares shall bear the following legend:

   These securities have not been registered, qualified, recommended, approved or disapproved under United States federal securities law or state securities laws. The shares represented by this certificate may not be sold, transferred or otherwise disposed of by an investor without (i) registration under federal and state securities laws, or (ii) delivery of an opinion of counsel satisfactory to the corporation that neither the sale nor the proposed transfer constitutes a violation of any United States federal or state securities law.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF SEI

        SEi hereby represents and warrants to Sellers as follows:

             Section 5.1. Corporate Organization. SEi is a corporation duly organized, validly existing and in good standing under the laws of the Florida and has the full corporate right, power and authority to own, lease and operate all of its properties and assets and to carry out its business as it is presently conducted.

             Section 5.2. Capitalization of SEi. All issued and outstanding shares of SEi Stock have been, and upon issuance the Purchase Price Shares, will be duly authorized and validly issued, fully paid and nonassessable. The issuance of the Purchase Price Shares is not subject to any preemptive right or right of first refusal that has not or will not be satisfied or waived.

             Section 5.3. Authority. SEi has all requisite corporate right, power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement and the Related Agreements by SEi have been duly and validly authorized and approved by all necessary corporate action. All authorizations, approvals and consents of, or any notices to, any person, and all filings and registrations with, and consents, approvals and authorizations of, or any notices to, any domestic or foreign governmental agency or body, necessary for the execution and delivery by SEi of this Agreement, and/or the purchase of the Shares by SEi hereunder have been duly obtained, effected or given and are in full force and effect. This Agreement and the Related Agreements to which SEi is party have been duly and validly executed and delivered by SEi and constitute the legal, valid and binding obligations ofSEi , enforceable against SEi in accordance with their respective terms.This Agreement has been duly and validly executed and delivered by SEi and, assuming this Agreement has been duly authorized, executed and delivered by Sellers, constitutes the legal, valid and binding obligation of SEi enforceable against it in accordance with its terms.

             Section 5.4. SEi's Consents and Approvals; No Violations. Except as set forth in Section 5.4 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by SEi will not (with or without the giving of notice or the passage of time, or both),
   (i) violate any applicable provision of law or any rule or regulation of any administrative agency or governmental authority applicable to SEi, or any order, writ, injunction, judgment or decree of any court, administrative agency or governmental authority applicable to SEi, (ii) violate the Articles of Incorporation or Bylaws of SEi, (iii) require any consent under or constitute a default under any material agreement, indenture, mortgage, deed of trust, lease, license, or other instrument to which SEi is a party or by which SEi is bound, or any material license, permit or certificate held by SEi (other than any consents which will have been obtained on or prior to the Closing Date), or (iv) require any material consent or approval by, notice to or registration with any governmental authority.

             Section 5.5. Litigation. Except as set forth in Section 5.5 of the Disclosure Schedule, there are no claims, actions, suits, or proceedings pending or, to the best knowledge of SEi, threatened, against SEi relating to this Agreement or the transactions contemplated hereby or to the business or property of SEi, at law or in equity or before or by any federal, state, local, or foreign court or other governmental department, commission, board, agency, instrumentality or authority, or any arbitration proceeding, in each case which are likely to have a Material Adverse Effect. SEi is not subject to any judgment, order, writ, injunction or decree of any court or governmental body.

             Section 5.6. Brokers and Finders. No agent, broker, investment banker, Person or firm acting on behalf of SEi or any entity affiliated with SEi is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the transactions contemplated hereby.

             Section 5.7. SEi Information. SEi has delivered to Sellers true and complete copies of the SEi Filings. SEi will deliver to Sellers true and complete copies of any and all other documents filed by SEi with the United States Securities and Exchange Commission (the "SEC") on or prior to the Closing Date (other than exhibits, which SEi will make available upon request). At the date hereof, the SEi Filings, taken as a whole, do not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading. At the date of filing with the SEC of any such other filed document and at the Closing Date, such document, taken as a whole and considered in the context of other SEi Filings, will not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

             Section 5.8 No Material Adverse Change. Since March 31, 1996, there has been no material adverse change, nor any development or event involving a prospective material adverse change in the business, financial conditions or results of operations of SEi and its subsidiaries, taken as a whole.

             Section 5.9.   Undisclosed Liablities. Except as set forth on
   Section 5.9 of the Disclosure Schedule, SEi has no liabilities (absolute, accrued, contingent or otherwise) required by US GAAP to be reflected or reserved against in the consolidated statement of assets and liabilities of SEi except (i) liabilities reflected or reserved against in the Form 10-Q Balance Sheet, and (ii) liabilities incurred since March 31, 1996 in the ordinary course of business, and which, in the aggregate, do not have a Material Adverse Effect.

             Section 5.10.  Compliance with Laws. Except as set forth in
   Section 5.10 of the Disclosure Schedule, SEi has conducted its business so as to comply with, and are not in violation of, nor have they received any written notice claiming they are in violation of, any order, law, ordinance, statute, rule or regulation applicable to it, or to its business or any of the property or assets of SEi, including, without limitations, any environmental or worker safety and protection laws and regulations, except to the extent that such non-compliance would not have a Material Adverse Effect. SEi has all material licenses, permits, certificates of occupancy and authorizations necessary to conduct its business.


                                   ARTICLE VI

                        FURTHER COVENANTS AND AGREEMENTS


             Section 6.1. Covenants of Sellers Pending the Closing. Sellers covenant and agree that, pending the Closing and prior to the termination of this Agreement, and except as otherwise agreed to in writing by SEi, Sellers shall or, as appropriate shall cause Datasvar to:

                  (a) conduct the Business solely in the ordinary course and consistent with the past practices of Datasvar;

                  (b) not take or intentionally omit to take any action which would result in a breach of any of Sellers' representations and warranties hereunder in any material respect;

                  (c) continue to maintain and service the physical assets used by Datasvar in the conduct of the Business consistent with past practices;

                  (d) use its and their reasonable efforts to preserve the businesses and organization of Datasvar, to keep available the services of Datasvar's present employees and agents and to maintain the relations and goodwill with the suppliers, customers (including the Customers), distributors and any others having business relations with Datasvar in connection with the Business;

                  (e) use its and their reasonable efforts to cause all of the conditions to the obligations of SEi under this Agreement to be satisfied on or prior to the Closing Date and to obtain, prior to the Closing, all consents of all third parties and governmental authorities necessary for the consummation by Sellers, Datasvar and Subsidiary of the transactions contemplated hereby. All such consents will be in writing and executed counterparts will be delivered to SEi at or prior to the Closing.

                  (f) cooperate with SEi in SEi's making arrangements to obtain licenses, permits and certificates required to conduct the Business or own the Shares at Closing;

                  (g) provide SEi's officers, employees, counsel, accountants and other representatives with full access to, during normal business hours, all of the books and records of Datasvar and Subsidiary, make available to representatives of SEi, knowledgeable employees of Datasvar for reasonable periods of time to answer inquiries of such representatives with respect to SEi's investigation of Datasvar and Subsidiary and permit such representatives of SEi to consult with the officers, employees, accountants and counsel of Sellers; provided that no such activities unreasonably interfere with the operation of the Business;

                  (h) not grant to any Person a power of attorney or similar authority to act for Datasvar or Subsidiary;

                  (i) not enter into any guarantee of the obligations of any Person to the extent such guarantee shall survive the Closing;

                  (j) not amend the Articles of Incorporation of Datasvar or Subsidiary;

                  (k) make no change in the amount of issued capital stock of Datasvar or Subsidiary or issue or create any option, warrant or any other security of Datasvar or Subsidiary;

                  (l) not increase the compensation payable or to become payable to any officer, employee or agent of Datasvar other than in the ordinary course of the Business, nor make any bonus payment or arrangement to or with any officer, employee or agent of Datasvar other than in the ordinary course of the Business;

                  (m) not sell, transfer, lease, abandon or otherwise dispose of (or commit to do so) any fixed assets; and

                  (n) not enter into any contract or commitment calling for payment to or by Datasvar or Subsidiary of an aggregate amount of more than US$10,000, which is not terminable by Datasvar or Subsidiary on less than thirty (30) days' notice without penalty.

             Section 6.2. Covenants of SEi Pending the Closing. SEi covenants and agrees that, pending the Closing and prior to the termination of this Agreement, and except as otherwise agreed to in writing by Sellers:

                  (a) SEi shall not take or intentionally omit to take any action which would result in a breach of any of SEi's representations and warranties hereunder in any material respect.

                  (b) SEi shall use its reasonable efforts to cause all of the conditions to the obligations of Sellers under this Agreement to be satisfied on or prior to the Closing Date and to obtain prior to the Closing, all consents of all third parties and governmental authorities necessary for the consummation by SEi of the transactions contemplated hereby. All such consents will be in writing and executed counterparts thereof will be delivered to Sellers at or prior to the Closing.

                  (c) SEi shall promptly disclose to Sellers any information relating to SEi's representations and warranties hereunder which, because of an event occurring after the date hereof, is incomplete or is no longer correct in any material respect.

             Section 6.3. Filings. Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be made any required filings, submissions and notifications under the laws of any domestic or foreign jurisdictions to the extent that such filings are necessary to consummate the transactions contemplated hereby and will use its reasonable efforts to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law. Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

             Section 6.4. Effective Time of Closing and Transfer. The Closing shall be effective for all purposes as of the close of business on the Closing Date.

             Section 6.5. Announcements. Except as expressly contemplated by this Agreement, the parties will mutually agree as to the time, form and content before issuing any press releases or otherwise making any public statements or statements to third parties with respect to transactions contemplated hereby and shall not issue any press release or, except as necessary to perform their respective obligations hereunder, discuss the transactions contemplated hereby with any third party prior to reaching mutual agreement with respect thereto, except as may be required by law. Notwithstanding the foregoing, in the event prior to the Closing any party hereto is required by law or the rules of any stock exchange on which such party's securities are traded to make a statement with respect to the transactions contemplated herein, such party shall notify in writing the other party hereto as to the time, form and content of such statement.

             Section 6.6. Costs and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own costs and expenses (including legal fees and expenses) incurred in connection with due diligence reviews, the preparation, negotiation and execution of this Agreement and all other agreements, certificates, instruments and documents delivered hereunder, and all other matters relating to the transactions contemplated hereby. All Swedish transfer and intangible taxes, if any, in connection with the sale and delivery of the Shares hereunder shall be paid by Seller. All transfer and intangible taxes, if any, in connection with the sale and delivery of the Purchase Price Shares hereunder shall be paid by SEi.

             Section 6.7. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and give effect to the transactions contemplated hereby. If any consent or approval required for the consummation of the transactions contemplated hereby is not obtained prior to Closing, Sellers shall cooperate with SEi, and attempt in good faith, to obtain such consent or approval during the one year period immediately following the Closing.

             Section 6.8. Certain Agreements. On or before the Closing Date the undersigned will execute, the following agreements to which they are party, to be effective upon the Closing:

             (a) A Registration Rights and Stockholders Agreement between SEi and Sellers in the form of Exhibit B attached hereto.

             (b) An Employment Agreement between Datasvar and Johan Holm in the form of Exhibit C attached hereto.

             (c) An Employment Agreement between Datasvar and Arne Weinz in the form of Exhibit Dattached hereto.

             (d) A Non-competition Agreement between SEi and Institutional Seller in the form of Exhibit E attached hereto.

             Section 6.9.  Non-Disclosure; Covenant Not to Compete.

                  (a) The parties hereto acknowledge that (i) the convenants contained in this Section 6.9 are a material inducement of the consummation by SEi of the transactions contemplated by this Agreement and
   (ii) SEi would not have entered into or performed this Agreement but for the covenants herein contained.

                  (b) Each of the Sellers (other than Institutional Seller) agrees that, unless acting with the prior consent of SEi, it will not, either alone or in conjunction with any other Person, or directly or indirectly through any entity that it now or in the future controls, for a period of three years from the Closing Date: (i) employ or solicit the employment of any Person who within the month preceding the Closing Date had been an employee of Datasvar or Subsidiary; (ii) directly or indirectly engage or participate, whether as officer, employee, director, agent, consultant, shareholder, partner, or otherwise, in the ownership,
   management, marketing or operation of   Business within Sweden (other than
   through the ownership of five percent (5%) or less of the equity securities or equivalent interests of any entity whose shares are traded on any nationally recognized securities exchange); or (iii) conduct any business that is similar to any part of the Business with any Person that is a Customer of Datasvar or Subsidiary as of the Closing Date.

                  (c) It is stipulated and agreed that the Sellers have become acquainted with confidential and privileged information of Datasvar relating to customer files, customer lists, special customer matters, sales methods and techniques, merchandising concepts and plans, new site locations, business plans, sources of supply and vendors, special business relationships with vendors, agents and brokers, promotional materials and information, financial matters, mergers, acquisitions, selective personnel matters and confidential processes, designs, formulas, ideas, plans, devices or materials and other similar matters which are confidential (any and all such information being referred to herein as the Confidential Information); and that the use of the Confidential Information against Datasvar would seriously damage the Business. As a consequence of the above, each of the Sellers agrees that, unless acting with the prior written consent of SEi, such Seller shall, whether acting alone, in conjunction with any other Person, or directly or indirectly through any entity that such Seller now or in the future controls: not use, divulge, publish or otherwise reveal or allow to be revealed any aspect of the Confidential Information to any Person; refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of the Confidential Information; and have no right to apply for or to obtain any patent, copyright, or other form of intellectual property protection with regard to the Confidential Information.

                  (d) The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section 6.9 would be inadequate and Sellers hereby consent to the granting by any court of competent jurisdiction of an injunction or other suitable relief and without the posting of any bond or the necessity of actual monetary loss being proved, in order that such breach may be effectively restrained.

             Section 6.10. Pooling of interests. Sellers hereby acknowledge and agree that SEi intends to treat the acquisition of the Shares as "pooling of interests" for financial accounting purposes as permitted under Accounting Principles Board (APB) Opinion No 16; Sellers, Datasvar and Subsidiary have not taken, and Sellers shall not, and shall not permit Datasvar or Subsidiary to take, any action that (without giving effect to this Agreement, the transactions contemplated hereby, or actions relating thereto, or any action taken or agreed to be taken by SEi) would prevent SEi from accounting for the acquisition of the Shares as a "pooling of interests" including without limitation, (i) transferring shares of Datasvar s capital stock during the thirty (30) days prior to the Closing Date and (ii) selling, assigning or transferring , or agreeing or allowing to be created any rights or obligation for the sale, assignment or transfer of, any of the Purchase Price Shares before at least thirty days of combined operations of SEi and Datasvar have elapsed and the financial statements reflecting such operations have been prepared and published within the meaning of Section 201.01 of the SEC s Codification of Financial Reporting Policies, provided, however that nothing shall prevent Sellers from exercising their right, subject to the restrictions set forth in Section 4.28 and in the Registration Rights and Stockholders Agreement attached hereto as ExhibitB, to sell, assign or transfer the Purchase Price Shares . Except as disclosed in Section 6.10 of the Disclosure Schedule, none of the Sellers is a party to any contract, document , instrument or any written or oral agreement regarding the sale, assignment or transfer of , or has allowed to be created any rights or obligations for the sale, assignment or transfer of, or has explicitly or implicitly agreed to sell, assign or transfer any of the Shares held by any of the Sellers to any other Seller or any affiliate or family member of any other Seller. Except as disclosed in Section 6.10 of the Disclosure Schedule, Datasvar has not engaged in any transactions with respect to its treasury shares during the two year period ending as of the Closing Date.

             Section 6.11. Assumption of Nutek Guarantee. SEi agrees to assume the obligations of Individual Sellers under their guarantee of Datasvar's obligations to Nutek, up to a maximum of SEK 300,000, and to use its best efforts to obtain the release of Individual Sellers from such obligations at or as soon as possible following the Closing Date. Not later than the first anniversary of the Closing Date, SEi will assume the obligations of Institutional Seller under its guarentee to Nutek, up to a maximum of SEK 150,00, and will use its best efforts to obtain the release of Institutional Seller as of such date. Prior to such date, Institutional Seller agrees to maintain its guarantee with Nutek in support of Datasvar's obligations to Nutek.


                                   ARTICLE VII

                                   TERMINATION


             Section 7.1. Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written agreement executed by Sellers and SEi;

                  (b) by Sellers or SEi at any time after July 31,1996 if, through no fault of the party seeking termination, the Closing shall not have occurred;

                  (c) by Sellers or SEi, if any governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign, shall have issued an order, decree, or ruling or taken other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable;

                  (d) by SEi, if there has been a material violation or breach by Sellers of any agreement or any representation or warranty contained in this Agreement which (i) is not curable, (ii) has rendered the satisfaction of any condition to the obligations of SEi impossible, and (iii) has not been waived by SEi; or

                  (e) by Sellers, if there has been a material violation or breach by SEi or SEi of any agreement, representation or warranty contained in this Agreement which (i) is not curable, (ii) has rendered the satisfaction of any condition to the obligations of Sellers impossible, and (iii) has not been waived by Sellers.

             Section 7.2. Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other parties hereto and this Agreement (other than Section 6.6 hereof and as provided in paragraph (b) below) shall terminate and the transactions contemplated hereby shall be abandoned without further action by the parties hereto. If this Agreement is terminated as provided herein:

                  (a) all information with respect to the Business, Datasvar or Subsidiary received by and in the possession of SEi or any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with SEi shall be returned to Sellers or destroyed by SEi;

                  (b)  any termination pursuant to subparagraph (b), (c),
   (d), or (e) of Section 7.1 shall not be deemed a waiver of any rights or remedies otherwise available under this Agreement, by operation of law or otherwise; and

                  (c) all filings, applications and other submissions made pursuant to Section 6.3 hereof or prior to the execution of this Agreement in contemplation thereof shall, to the extent practicable, be withdrawn from the agency or other Person to which made.

                                  ARTICLE VIII

                         CONDITIONS TO SEI'S OBLIGATIONS


        Each and every obligation of SEi to consummate the transactions described in this Agreement shall be subject to the fulfillment, on or before the Closing Date, of the following conditions precedent:

             Section 8.1 Sellers' Closing Deliveries. Sellers shall have delivered, or caused to be delivered, to SEi at or prior to the Closing, unless specifically waived by Sellers in their sole discretion, each of the following:

                  (i) certificate(s) representing the Shares, duly endorsed in blank, or accompanied by a duly endorsed stock transfer power;

                  (ii) the Registration Rights and Stockholders Agreement referenced in Section 6.8(a) executed by Sellers;

                  (iii) the Employment Agreements referenced in Sections 6.8(b) and 6.8(c) executed byJoha Holm and Arne Weinz, respectively;

                  (iv) The Non-Competition Agreement referenced in Section
   6.8 (d), executed by Institutional Seller;

                  (v) a copy of the Articles of Incorporation of each of Datasvar and Subsidiary as in effect on the Closing Date;

                  (vi) the minutes of all shareholder and director meetings of Datasvar and Subsidiary, certified by an officer of Datasvar to be true, complete and correct;

                  (vii) the resignations of those officers and directors of Datasvar and Subsidiary as are identified in Section 8.1(viii) of the Disclosure Schedule;

                  (viii) valid and binding consents of all Persons whose consent or approval is required to be set forth in Sections 4.5 and 4.6 of the Disclosure Schedule;

                  (ix) the certificates referenced in Section 8.2 and 8.3;

                  (x) certificate(s) representing all outstanding shares of Subsidiary, and.

                  (xi) written confirmation, in form and substance reasonably satisfactory to SEi, from Nutek that the Grants will not be adversely affected by the purchase and sale of the Shares.

             Section 8.2. Representations and Warranties True. The representations and warranties of Sellers contained in this Agreement, as modified by the Disclosure Schedule, shall have been true on the date hereof, and shall be true on the Closing Date with the same effect as though such representations were made as of such date and Sellers shall have delivered to SEi on the Closing Date a certificate, dated the Closing Date, to such effect.

             Section 8.3. Performance. Sellers shall have, in all material respects, performed and complied with all covenants required by this Agreement to be performed or complied with by them prior to or at the Closing and Sellers shall have delivered to SEi on the Closing Date a certificate, dated the Closing Date, to such effect.

             Section 8.4. Legal Opinion. Counsel for Sellers shall have delivered to SEi its opinion dated the Closing Date and substantially in the form of Exhibit F attached hereto.

             Section 8.5. Governmental Consents and Approvals. All necessary and appropriate governmental consents, approvals and filings shall have been obtained or made and all applicable waiting periods (including any extensions thereof) relating thereto shall have expired or otherwise terminated.

             Section 8.6. No Injunction or Proceeding. No governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign, shall have issued an order, decree, or ruling or taken other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or other action remains in effect.

                                   ARTICLE IX

                       CONDITIONS TO SELLERS' OBLIGATIONS


        Each and every obligation of Sellers to consummate the transactions described in this Agreement shall be subject to the fulfillment, on or before the Closing Date, of the following conditions precedent:

             Section 9.1. Delivery of Purchase Price Shares. SEi shall have delivered or caused to be delivered the certificates representing the Purchase Price Shares in accordance with Article III hereof.

             Section 9.2. SEi's Closing Deliveries. SEi shall deliver, or cause to be delivered, to Sellers at the Closing, unless specifically waived by Sellers in their sole discretion, each of the following:

                  (i) valid and binding consents of all Persons, if any, whose consent or approval is required to be set forth in Section 5.4 of the Disclosure Schedule;

                  (ii) the Registration Rights Agreement referenced in
   Section 6.8(a), executed by SEi;

                  (iii) the Employment Agreements referenced in Section 6.8(b) and 6.8(c), executed by an SEi officer on behalf of Datasvar;

                  (iv) a certified copy of the resolutions of the Board of Directors of SEi authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the issuance and delivery of the Purchase Price Shares;

                  (v) the certificates referenced in Sections 9.3 and 9.4 hereof.; and

                  (vi) provided that Datasvar's auditor so approves, release of each resigning director of the Board of Datasvar from liability for the period up to the next general shareholders' meeting.

             Section 9.3. Representations and Warranties True. The representations and warranties of SEi contained in this Agreement, as modified by the Disclosure Schedule, shall have been true on the date hereof in all material respects and shall be true on the Closing Date in all material respects, with the same effect as though such representations were made as of such date, and SEi shall have delivered to Sellers on the Closing Date a certificate, dated as of the Closing Date, to such effect.

             Section 9.4. Performance. SEi shall have, in all material respects, performed and complied with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing and SEi shall have delivered to Sellers on the Closing Date a certificate, dated as of the Closing Date, to such effect.

             Section 9.5. Legal Opinion. Counsel for SEi shall have delivered to Sellers its opinion dated the Closing Date in substantially the form of Exhibit G attached hereto.

             Section 9.6. Governmental Consents and Approvals. All necessary and appropriate governmental consents, approvals and filings shall have been obtained or made and all applicable waiting periods (including any extensions thereof) relating thereto shall have expired or otherwise terminated.

             Section 9.7. No Injunction or Proceeding. No governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign, shall have issued an order, decree, or ruling or taken other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or other action remains in effect.


                                    ARTICLE X

                                 INDEMNIFICATION

             Section 10.1.  Indemnification by Sellers.

                  (a) Sellers shall jointly and severally (except as to breaches of the representations and warranties set forth in Sections 4.3 through 4.5, for which liability shall be several), reimburse, indemnify and hold SEi and its officers, directors, shareholders, employees and agents harmless from and against any and all demands, claims, actions, suits, liabilities, damages, losses, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) but excluding any claims for punitive damages or consequential damages relating to, resulting from or arising out of:

                       (i) any breach or inaccuracy of the representations or warranties made hereunder by Sellers; or .

                       (ii) any breach or violation of any covenant or agreement made hereunder by Sellers.

             Section 10.2.  Indemnification by SEi.

                  (a) SEi shall reimburse, indemnify and hold Sellers and Institutional Seller's officers, directors, shareholders, employees and agents harmless from and against any and all demands, claims, actions, suits, liabilities, damages, losses, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) but excluding any claims for punitive damages or consequential damages relating to, resulting from or arising out of:

                       (i) any breach or inaccuracy of the representations or warranties made hereunder by SEi; or .

                       (ii) any breach or violation of any covenant or agreement made hereunder by SEi.

             Section 10.3. Survival of Representations. The representations and warranties set forth in Section 4.7, 4.8, 4.11, 4.14, 4.22, 4.24 and
   4.26 shall survive until and through the first anniversary of the Closing Date, at which time such representations and warranties shall expire. All other representations and warranties made pursuant to this Agreement including, without limitation, all representations and warranties made in any exhibit or schedule or certificate delivered thereunder shall survive until and through the third anniversary of the Closing Date at which time such representations and warranties shall expire.

             Section 10.4. Indemnification Claims Procedures. All claims for indemnification by any party seeking indemnification (the "Indemnified Party") from another party (the "Indemnifying Party") under Sections 10.1 and 10.2 shall be asserted and resolved as follows:

                  (a) In the event that any claim or demand for which the Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, the Indemnified Party shall promptly notify the Indemnifying Party (and any pertinent insurance carrier) in reasonable detail of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). The Indemnifying Party shall have thirty (30) days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party desires to defend the Indemnified Parties against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. In the event that the Indemnifying Party notifies Indemnified Party within the Notice Period that it desires to defend the Indemnified Parties against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Parties by counsel of the Indemnifying Party's own choosing, either in the Indemnifying Party's name, or in one or more of the Indemnified Parties' names by appropriate proceedings. If any Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense and, in any event, each of the Indemnified Parties shall cooperate with the Indemnifying Party and such counsel. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party shall give to the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party, to the extent consistent with the application of relevant evidentiary privileges. The Indemnifying Party shall keep the Indemnified Parties reasonably apprised of the course of any negotiations or proceedings and the Indemnifying Party shall not settle any claim or demand without the consent of the affected Indemnified Parties, which consent shall not be unreasonably withheld or unduly delayed. As soon as reasonably practicable after the Indemnifying Party has reached a final decision as to whether or not all or any portion of the obligations related to such claim or demand are obligations for which the Indemnifying Party is required to indemnify such Indemnified Parties hereunder and, in any event, prior to entering into any such settlement or other final resolution of any claim or demand, the Indemnifying Party shall notify the Indemnified Parties in writing of its position as to whether or not all or any portion of the obligations related to such claim or demand are obligations for which the Indemnifying Party is required to indemnify such Indemnified Parties in accordance with this Article X.

                  (b) If the Indemnifying Party elects or is deemed to have elected not to take over the defense of any such claim or demand, the Indemnified Parties shall have the right to defend, compromise and settle such claim or demand on such terms as the Indemnified Parties in their discretion may determine, subject to the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or unduly delayed, and the Indemnifying Party shall continue to be bound to indemnify the Indemnified Party in accordance with and to the extent provided under the terms of this Article X. The Indemnified Party shall or shall direct in writing its counsel to deliver to the Indemnifying Party copies of all correspondence and other matters relating to such claim or demand. Notwithstanding the foregoing, to the extent that the claim or demand involves or could result in claims against, or potential liability of, the Indemnifying Party the extent or nature of which were not known by the Indemnifying Party as of the date the Indemnifying Party elects or is deemed to have elected not to take over the defense of such claim or demand, the Indemnifying Party shall, by written notice to the Indemnified Parties, be entitled to take over the defense of such claim or demand.

                  (c) In the event an Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party.

                  (d) the Indemnified Party's failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which it may have to an Indemnified Party except to the extent the failure to give such notice prejudiced the Indemnifying Party.

             Section 10.5. Right of Set-Off. In addition to any other remedy available in equity or at law, the Indemnified Party shall be entitled to set off the amount of any obligation for which it is entitled to be indemnified under this Article X against any amounts payable to the Indemnifying Party hereunder or under any other agreement contemplated hereby.

             Section 10.6.  Limitations on Liability.

                  (a) The maximum aggregate liability of SEi on the one hand, and Sellers on the other hand, shall not exceed SEK 44,000,000; provided that the maximum aggregate liability of Institutional Seller shall not exceed SEK 14,670,000.

                  (b) For purposes of computing liability of Sellers under this Agreement, any losses arising in Datasvar or affecting the value of Datasvar will be valued dollar for dollar without consideration of the purchase price paid for the Shares hereunder.


                                   ARTICLE XI

                                  MISCELLANEOUS


             Section 11.1. Dispute Resolution; Jurisdiction. Any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in accordance with the Arbitration Rules of the Stockholm Chamber of Commerce as in force and effect on the date of this Agreement which are deemed to be incorporated by reference into this clause. There shall be one arbitrator, and the appointing authority for the purposes of the Rules of the Stockholm Chamber of Commerce The arbitrator shall be a person authorized to practice law in the United States or in England.Where the Rules do not provide for a particular situation the arbitrator shall determine what cause or action should be followed. The place of arbitration shall be Stockholm, Sweden and the English language shall be used throughout the arbitration proceedings. The jurisdiction of the United States or Swedish courts to rule on any questions of law affecting the arbitration, or to hear any appeal from or entertain any judicial review of the arbitration award, is hereby excluded. The parties agree to waive their right to appeal to the United States or Swedish courts.

             Section 11.2. Entire Understanding, Waiver, Etc. This Agreement sets forth the entire understanding of the parties and supersedes any and all prior or contemporaneous agreements, arrangements and understandings relating to the subject matter hereof, and the provisions hereof may not be changed, modified, waived or altered except by an agreement in writing signed by the party entitled to the benefit of the provision(s) to be waived hereto. A waiver by any party of any of the terms or conditions of this Agreement, or of any breach thereof, shall not be deemed a waiver of such term or condition for the future, or of any other term or condition hereof, or of any subsequent breach thereof.

             Section 11.3. Severability. If any provision of this Agreement or the application of such provision shall be held by a court of competent jurisdiction to be unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

             Section 11.4. Captions. The captions herein are for convenience only and shall not be considered a part of this Agreement for any purpose, including, without limitation, the constructions or interpretation of any provision hereof.

             Section 11.5. Notices. All notices, requests, demands and other communications (collectively, "Notices") that are required or may be given under this Agreement shall be in writing. All Notices shall be deemed to have been duly given or made: if by hand, immediately upon delivery; if by telecopier or similar device, immediately upon sending, provided notice is sent on a Business Day during the hours of 9:00 a.m. and 6:00 p.m. at the location of the party receiving the Notice, but if not, then immediately upon the beginning of the first Business Day after being sent; if by FedEx, Express Mail or any other reputable overnight delivery service, two Business Days after being placed in the exclusive custody and control of said courier; and if mailed by certified mail, return receipt requested, five Business Days after mailing. Notwithstanding the foregoing, with respect to any Notice given or made by telecopier or similar device, such Notice shall not be effective unless and until (i) the telecopier or similar advice being used prints a written confirmation of the successful completion of such communication by the party sending the Notice, and (ii) a copy of such Notice is deposited in first class mail to the appropriate address for the party to whom the Notice is sent. In addition, notwithstanding the foregoing, a notice of a change of address by a party hereto shall not be effective until received by the party to whom such notice of a change of address is sent. All notices are to be given or made to the parties at the following addresses (or to such other address as either party may designate by notice in accordance with the provisions of this Section):

                  (a)  If to Sellers:

                       Norhold Invest AB
                       Kopmangatan 10,
                       852 31 Sundsvall, Sweden
                       Fax Number: 46 60 15 03 40

                       Johan Holm
                       Vintervagen 30
                       182 74 Stocksund, Sweden
                       Fax Number: 46 8 622 64 74

                       Arne Weinz
                       Strakvagen 7D
                       191 43 Sollentuna, Sweden
                       Fax Number: 46 8 358 211

             (b)  If to SEi:

                       Sykes Enterprises, Incorporated
                       100 North Tampa Street
                       Suite 3900
                       Tampa, Florida 33602
                       Attention: Chief Financial Officer

                       Fax Number:_(813) 273 0148

             Section 11.6. Successors and Assigns. Neither this Agreement nor any of the rights or obligations arising hereunder shall be assignable without the prior written consent of the parties hereto; provided, however, that notwithstanding the foregoing SEi may assign its rights and obligations under this Agreement to any wholly owned subsidiary of SEi which agrees in writing to be bound by and to perform fully all of SEi's obligations hereunder and, provided that in the event of any such assignment by SEi, SEi shall remain liable hereunder for the performance of SEi's obligations hereunder notwithstanding such assignment.

             Section 11.7. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer upon any Person, other than the parties hereto, and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

             Section 11.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

             Section 11.9. Construction of Terms. Any reference herein to the masculine or neuter shall include the masculine, the feminine and the neuter, and any reference herein to the singular or plural shall include the opposite thereof. The parties to this Agreement acknowledge that each party and counsel to each party has participated in the drafting of this Agreement and agree that this Agreement shall not be interpreted against one party or the other based upon who drafted it.

             Section 11.10. Governing Law. This Agreement shall be controlled, construed and enforced in accordance with the laws of Florida applicable to agreements made and to be performed in that jurisdiction.

        IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year first above written.

                            SELLERS:

                            JOHAN HOLM

                            /s/ Johan Holm


                            ARNE WEINZ

                            /s/ Arne Weinz


                            NORHOLD INVEST AB

                            By:  Mikael Ericsson
                            Its: President


                            SEI:

                            SYKES ENTERPRISES, INCORPORATED

                            By:  John Crites
                            Its: Vice President




                               DISCLOSURE SCHEDULE

   Section 4.1.        Corporate Organization
   Section 4.2.        Capitalization of Datasvar
   Section 4.5.        Sellers' Consents and Approvals; No Violations
   Section 4.6.        Datasvar's Consents and Approvals; No Violations
   Section 4.7.        Financial Statements
   Section 4.8.        Undisclosed Liabilities
   Section 4.9.        Taxes
   Section 4.10.       Title to Properties
   Section 4.11.       Absence of Changes
   Section 4.12.       Patents, Trademarks, Trade Names
   Section 4.13.       Leases
   Section 4.14(a).    Bank Accounts
   Section 4.14 (b).   Investments
   Section 4.15.       Material Contracts and Customers
   Section 4.16.       Related Transactions
   Section 4.17.       Insurance
   Section 4.18(a).    Labor Disputes
   Section 4.18(b).    Employees
   Section 4.19.       Employee Benefit Plans
   Section 4.20.       Litigation
   Section 4.21.       Compliance with Laws
   Section 4.24.       Adequacy of Assets
   Section 4.25.       Governmental Grants
   Section 4.26.       Accounts Receivable
   Section 5.4.        SEi's Consents and Approvals; No Violations
   Section 5.5.        Litigation
   Section 6.10.       Agreements for Share Transfers, etc.
   Section 8.1(viii).  Resignations of Officers and Directors of Datasvar